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                                                                   Exhibit 5.1


                        [Jackson & Kelly PLLC Letterhead]



                                  June 26, 2002



Centra Financial Holdings, Inc.
990 Elmer Prince Drive
P.O. Box 656
Morgantown, West Virginia   26507-0656

Gentlemen:

         Proceedings for the issuance of up to 120,000 shares (the "Shares") of common stock, par value $1.00 per share, of Centra Financial Holdings, Inc. ("Centra Financial"), pursuant to a Registration Statement filed on even date herewith (the "Registration Statement") under Rule 462(b) promulgated under the Securities Act of 1933, as amended, and related Stock Purchase Rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement Centra Financial and Centra Bank, Inc., as Rights Agent, have been taken with our assistance for Centra Financial.

         We have examined originals or copies certified to our satisfaction of such corporate records of Centra Financial, agreements and other instruments, certificates of public officials, certificates of officers or representatives of Centra Financial, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed. Upon the basis of such examination, we advise you that:

         1. We are of the opinion that the Shares when issued upon effectiveness of the Registration Statement will be duly and validly issued Shares of Centra Financial, fully paid and nonassessable.

         2. We are also of the opinion that, assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Shares have been issued and sold as provided in the Registration Statement, the Rights attributable to the shares will be validly issued.



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Centra Financial Holdings, Inc.
June 26, 2002
Page 2


         In connection with our opinion set forth in paragraph (1) above, we have assumed and relied upon Centra Financial's representations that no sales of Centra Financial's common stock, par value $1.00 per share, have been made under the Registration Statement (File No. 333-84584) filed on March 20, 2002

         In connection with our opinion set forth in paragraph (2) above, we note that the question whether the board of directors of Centra Financial might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the Corporation Code of the State of West Virginia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         This opinion is given as of the date hereof and is limited to the law as now in effect and based on facts of which we have knowledge. We do not undertake to advise you of any change in the law hereof. No person other than you may rely on this opinion for any purpose, without our written consent.

         We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and all amendments thereto, and the references therein to Jackson & Kelly PLLC and its opinions. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                              Very truly yours,

                                              /s/   Jackson & Kelly PLLC

                                              Jackson & Kelly PLLC